Filed Pursuant to Rule 424B2
Registration No. 333-236429

Prospectus Supplement

(To Prospectus dated February 14, 2020)

$150,000,000

Kemper Corporation

5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

We are offering $150,000,000 of our 5.875% fixed-rate reset junior subordinated debentures due 2062, or the “debentures.” The debentures will bear interest (i) from and including the date of original issue to, but excluding, March 15, 2027, at the fixed rate of 5.875% per annum and (ii) from, and including, March 15, 2027, during each Reset Period (as defined below), at a rate per annum equal to the Five-Year Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus 4.140% to be reset on each Reset Date (as defined below). We will pay interest on the debentures quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022. We may defer interest payments during one or more deferral periods for up to five consecutive years each as described in this prospectus supplement. See “Description of Debentures—Option to Defer Interest Payments.” The debentures will mature on March 15, 2062.

We may redeem the debentures, in whole or in part on the First Reset Date (as defined below) or any time thereafter, at a redemption price equal to the principal amount of the debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption.

We may redeem the debentures, in whole but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Tax Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

We may redeem the debentures, in whole but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Regulatory Capital Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

We may redeem the debentures, in whole but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Rating Agency Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

The debentures will be unsecured and will rank in right of payment and upon our liquidation junior to all of our current and future senior indebtedness on the terms set forth in the indenture pursuant to which the debentures will be issued. The debentures will not be obligations of or guaranteed by any of our subsidiaries. As a result, the debentures will also be effectively subordinated to all debt and other liabilities of our subsidiaries.

Beneficial interests in the debentures will be issued in book-entry form in denominations of $25 and multiples of $25 in excess thereof.

We will apply for the listing of the debentures on the New York Stock Exchange (the “NYSE”) under the symbol “KMPB.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the debentures.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds, Before Expenses, to Kemper Corporation(3)
Per Debenture(4)	$25.00	$0.7875	$24.2125
Total	$150,000,000	$4,725,000	$145,275,000

(1)	Plus accrued interest from March 10, 2022, if settlement occurs after that date.
(2)

The underwriting discount will be $0.50 per debenture for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutions, the total proceeds to us before estimated expenses will be $145,562,500.

(3)	Assumes no exercise of the underwriters’ over-allotment option described below.
(4)	Amounts shown are per $25 principal amount of debentures.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of debentures solely to cover over-allotments at the initial public offering price set forth on the cover page of this prospectus supplement less the applicable underwriting discount. If the underwriters exercise this option in full, upon the exercise of the option, the total public offering price will be $172,500,000, the total underwriting discount will be $5,146,250 and the total proceeds, before expenses, to Kemper Corporation, will be $167,353,750 (assuming no option sales are made to institutions).

The underwriters expect to deliver the debentures through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York on or about March 10, 2022.

Joint Bookrunners

Wells Fargo Securities	BofA Securities	Morgan Stanley

Co-Managers

Goldman Sachs & Co. LLC		J.P. Morgan

Ramirez & Co., Inc.	Raymond James	Regions Securities LLC	Siebert Williams Shank

The date of this prospectus supplement is March 3, 2022.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or “Kemper” refer to Kemper Corporation. In the “Cautionary Note Regarding Forward-Looking Statements” section herein, such terms refer to Kemper Corporation and its subsidiaries.

This prospectus supplement describes the terms of the debentures we are offering and certain other matters relating to us and our financial condition. The accompanying prospectus provides you with a general description of the securities we may offer from time to time, some of which may not apply to the debentures offered hereby. This prospectus supplement may also add, update or change information contained in the accompanying prospectus.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. Neither we nor the underwriters take any responsibility for, nor can we provide any assurance as to the reliability of, any different or additional information that others may give you. We are not, and the underwriters are not, making an offer to sell the debentures in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate on any date other than the date on the front cover of such document (or any earlier date of any such information as may be stated therein) or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement or the accompanying prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in such documents or in our affairs since the date of this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Information that we file with the Securities and Exchange Commission, or the SEC, subsequent to the date on the cover of this prospectus supplement, and prior to the completion of the offering of the debentures, will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and other terms of similar meaning. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, we caution readers not to place undue reliance on such statements, which speak only as of, and which we base on current expectations and the current economic environment as of, the date on which such statements are made. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining our actual future results and financial condition.

In addition to the factors discussed under Item 1A., Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the reader should consider the following list of general factors that, among others, could cause our actual results and financial condition to differ materially from estimated results and financial condition:

Factors related to the legal and regulatory environment in which the Company and its subsidiaries operate

•

Evolving policies, practices and interpretations by regulators and courts that increase operating costs and potential liabilities, particularly any that involve retroactive application of new requirements, including, but not limited to, initiatives related to unclaimed property laws or claims handling practices with respect to life insurance policies and the proactive use of death verification databases, and developments related to the novel coronavirus COVID-19 (“COVID-19”);

•	Adverse outcomes in litigation or other legal or regulatory proceedings involving Kemper or its subsidiaries or affiliates;

•	Governmental actions, including, but not limited to, implementation of new laws and regulations, and court decisions interpreting existing and future laws and regulations or policy provisions;

•

Uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, dividends from insurance subsidiaries, acquisitions of businesses and other matters within the purview of state insurance regulators;

•	Increased costs and initiatives required to address new legal and regulatory requirements;

•	Liabilities, costs and other impacts arising from developments related to cybersecurity, privacy and data governance, including, without limitation, cyber incidents that have occurred or could occur;

Factors related to insurance claims and related reserves in the Company’s insurance businesses

•

The incidence, frequency and severity of catastrophes occurring in any particular reporting period or geographic area, including natural disasters, pandemics (including COVID-19) and terrorist attacks or other man-made events;

S-iii

•	The frequency and severity of insurance claims (including those associated with catastrophe losses and pandemics);

•

Changes in facts and circumstances affecting assumptions used in determining loss and loss adjustment expenses (“LAE”) reserves, including, but not limited to, the frequency and severity of insurance claims, changes in claims handling procedures and closure patterns, development patterns and the impacts of COVID-19 and associated governmental responses;

•

The impact of inflation on insurance claims, including, but not limited to, the effects on personal injury claims of increasing medical costs and the effects on property claims attributed to scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

•

The rising costs of insurance claims from increased and more targeted litigation, higher jury awards, broader definitions of liability, and other effects of societal trends referred to as social inflation;

•

Developments related to insurance policy claims and coverage issues, including, but not limited to, interpretations, pronouncements or decisions by courts or regulators that may govern or influence losses incurred in connection with hurricanes and other catastrophes, including COVID-19;

•	Orders, interpretations or other actions by regulators that impact the reporting, adjustment and payment of claims;

•	Changes in the pricing or availability of reinsurance, or in the financial condition of reinsurers and amounts recoverable therefrom;

Factors related to the Company’s ability to compete

•

Changes in the ratings of Kemper and/or its insurance company subsidiaries by rating agencies with regard to credit, financial strength, claims paying ability and other areas on which the Company is rated;

•

The level of success and costs incurred in realizing or maintaining economies of scale, integrating acquired businesses and implementing significant business initiatives and the timing of the occurrence or completion of such events, including, but not limited to, those related to expense and claims savings, consolidations, reorganizations and technology;

•	Absolute and relative performance of the Company’s products and services, including, but not limited to, the level of success achieved in designing and introducing new insurance products and services;

•

Difficulties with technology, data and network security (including as a result of cyber attacks that have occurred or could occur), outsourcing relationships or cloud-based technology that could negatively impact the Company’s ability to conduct business, a heightened risk when substantial numbers of employees shift to work from home arrangements, such as the arrangements implemented for a vast majority of the Company’s employees and some business partners during the COVID-19 pandemic;

•

The ability of the Company to maintain the availability and required performance of critical systems and manage technology initiatives cost-effectively to address insurance industry developments and regulatory requirements;

•

Heightened competition, including, with respect to pricing, consolidations of existing competitors or entry of new competitors and alternate distribution channels, introduction of new technologies, use and enhancements of telematics, refinements of existing products and development of new products by current or future competitors;

•

Expected benefits and synergies from mergers, acquisitions and/or divestitures that may not be realized to the extent anticipated, within expected time frames or at all, due to a number of factors including, but not limited to, the loss of key agents/brokers, customers or employees, increased costs, fees, expenses and related charges and delays caused by unanticipated developments or factors outside of the Company’s control;

S-iv

•	The successful formulation and execution of the Company’s plan with regard to corporate strategy and significant operational changes;

Factors related to the business environment in which the Company and its subsidiaries operate

•

Changes in general economic conditions, including those related to, without limitation, performance of financial markets, interest rates, inflation, unemployment rates, significant global catastrophes such as the COVID-19 outbreak and subsequent global pandemics, and fluctuating values of particular investments held by the Company;

•	Absolute and relative performance of investments held by the Company;

•	Changes in insurance industry trends and significant industry developments;

•	Changes in consumer trends, including changes in number of miles driven by automobile insurance policyholders, and significant consumer or product developments;

•	Changes in capital requirements, including the calculations thereof, used by regulators and rating agencies;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services or after-tax returns from the Company’s investments;

•

The impact of required participation in state mandated wind pools and joint underwriting associations, residual market assessments and assessments for insurance industry insolvencies, including the impact of COVID-19;

•	Changes in distribution channels, methods or costs resulting from changes in laws or regulations, legal proceedings or market forces;

•	Increasing competition and higher costs for executive talent and employees with necessary skills and industry experience;

•

Increased costs and risks related to cybersecurity that could materially affect the Company’s operations including, but not limited to, data breaches, cyber attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability and performance, and actions taken to minimize and remediate the risks of such events that have occurred or could occur; and

•	Other risks and uncertainties described from time to time in Kemper’s filings with the SEC.

We cannot provide any assurances that the results and outcomes contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable or that future events or developments will not cause such statements to be inaccurate including impacts related to COVID-19. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus are qualified in their entirety by this cautionary statement. We assume no obligation to correct or update any forward-looking statements publicly for any changes in events or developments or circumstances or in our expectations or results.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the debentures. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference herein.

Kemper Corporation

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The Kemper family of companies is one of the nation’s leading specialized insurers and is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. At December 31, 2021, Kemper had approximately $14.9 billion in assets, served approximately 6.5 million policies, was represented by approximately 35,400 agents and brokers, and had approximately 10,300 associates dedicated to meeting the ever-changing needs of its customers.

Summary of the Offering

The summary below sets forth some of the principal terms of the debentures. Please read the “Description of Debentures” section of this prospectus supplement for a more detailed description of the terms and conditions of the debentures.

Issuer	Kemper Corporation

Securities Offered	$150,000,000 aggregate principal amount ($172,500,000 aggregate principal amount if the underwriters exercise their over-allotment option in full) of 5.875% fixed-rate reset junior subordinated debentures due 2062.

Maturity	The debentures will mature on March 15, 2062.

Interest	The debentures will bear interest (i) from and including the date of original issue to, but excluding, March 15, 2027 (the “First Reset Date”) at the fixed rate of 5.875% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.140% to be reset on each Reset Date. We will pay interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022, subject to our right to defer the payment of interest as described under “—Optional Interest Deferral” below.

Record Date	We will make interest payments on the debentures to the holders of record at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding such March 15, June 15, September 15 or December 15, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Optional Interest Deferral	So long as no event of default with respect to the debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the debentures for up to five consecutive years (each such period an “Optional Deferral Period”). We may not defer interest beyond the maturity date, any earlier accelerated maturity date arising from an event of default or any other earlier redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue at the interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law.

Payment Restrictions During an Optional Deferral Period	If we have exercised our right to defer interest payments on the debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation, dissolution or winding up equally with or junior to the debentures, subject to certain limited exceptions. See ” Payment Restrictions During an Optional Deferral Period.”

Optional Redemption	We may elect to redeem the debentures:

• in whole or in part on the First Reset Date or any time thereafter, at a redemption price equal to the principal amount of the debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•  in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Tax Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption;

•  in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Regulatory Capital Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; or

•  in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Rating Agency Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”), at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

Subordination; Ranking	The debentures will be unsecured and will rank in right of payment and upon our liquidation junior to all of our existing and future senior indebtedness. The debentures will also be effectively subordinated to all debt and other liabilities of our subsidiaries.

The debentures do not limit us or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the debentures.

Events of Default	Events of default include failure to pay principal or any premium, failure to pay interest, and events of bankruptcy, insolvency or reorganization. See “Description of Debentures—Events of Default.”

Listing	We intend to apply to list the debentures on the NYSE under the symbol “KMPB.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued.

Use of Proceeds	We estimate that the net proceeds from the sale of the debentures will be approximately $144,916,500 (or approximately $166,707,750 if the underwriters exercise their over-allotment option in full, assuming no option sales are made to institutions) after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses. See “Use of Proceeds” in this prospectus supplement.

Trustee and Calculation Agent	U.S. Bank Trust Company, National Association

United States Federal Income Tax Considerations	Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, is of the opinion that under current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on certain other assumptions, representations, qualifications, and limitations, the debentures will be classified for United States federal income tax purposes as indebtedness of the Company upon their issuance. This opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion. See “United States Federal Income Tax Considerations—Classification and Treatment of the Debentures.”

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all United States federal, state and local tax purposes. In addition, we agree to treat the debentures as indebtedness for United States federal income tax purposes.

If we elect to defer interest on the debentures for one or more Optional Deferral Periods, the holders of the debentures would be required to include amounts in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the debentures during such periods. See “United States Federal Income Tax Considerations—U.S. Holders.”

Governing Law	State of New York

Risk Factors	Investing in the debentures involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

Summary Consolidated Financial Information

The following tables set forth summary consolidated financial information concerning Kemper and its subsidiaries as of, and for the years ended, December 31, 2021, 2020 and 2019. The summary consolidated financial information as of and for the years ended December 31, 2021, 2020 and 2019 has been derived from our audited annual consolidated financial statements. You should refer to the consolidated financial statements, including the notes thereto, and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	Years Ended December 31,
(Dollars in Millions, Except Per Share Amounts)	2021	2020	2019

Consolidated Statements of Income Data:
REVENUES
Earned Premiums	$5,253.7	$4,672.2	$4,472.4
Net Investment Income	427.3	348.2	364.3
Change in Value of Alternative Energy Partnership Investments	(61.2)	—	—
Other Income (Loss)	4.8	94.6	35.5
Income (Loss) from Change in Fair value of Equity and Convertible Securities	114.6	72.1	138.9
Net Realized Gains on Sales of Investments	64.8	38.1	41.9
Impairment Losses(1)	(11.0)	(19.5)	(13.8)

Total Revenues	5,793.0	5,205.7	5,039.2

EXPENSES
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	4,600.8	3,323.6	3,188.3
Insurance Expenses	1,218.1	1,100.5	1,019.7
Loss from Early Extinguishment of Debt	—	—	5.8
Interest and Other Expenses	219.4	271.5	163.8

Total Expenses	6,038.3	4,695.6	4,377.6

Income (Loss) before Income Taxes	(245.3)	510.1	661.6
Income Tax Benefit (Expense)	124.8	(100.2)	(130.5)

Income from Continuing Operations	(120.5)	409.9	531.1

Net Income	$(120.5)	$409.9	$531.1

(1)

During the 2020 fiscal year, we adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaced the existing incurred loss impairment model with an expected credit loss impairment model. Prior period amounts have not been adjusted and continue to be reported in accordance with the previous accounting guidance. Accordingly, values for “Impairment Losses” for year ended December 31, 2019 reflects values reported as “Net Impairment Losses Recognized in Earnings” in our Annual Report on Form 10-K for the year ended December 31, 2019.

	Years Ended December 31,
	2021	2020	2019
Net Income Per Unrestricted Share:
Basic	$(1.87)	$6.24	$8.04

Diluted	$(1.87)	$6.14	$7.96

Dividends Paid to Shareholders Per Share	$1.24	$1.20	$1.03

	December 31,
(Dollars in Millions)	2021	2020	2019
Consolidated Balance Sheets Data:
Total Assets	$14,916.5	$14,341.9	$12,989.1
Total Liabilities	10,908.8	9,778.5	9,016.8
Total Shareholders’ Equity	4,007.7	4,563.4	3,972.3

RISK FACTORS

An investment in the debentures involves risks. Before deciding to invest in the debentures, you should carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference into this prospectus supplement, the disclosure under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the following discussion of risks. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

Risks Related to the Debentures and this Offering

The indenture will not restrict the amount of additional debt that we may incur.

The debentures and indenture under which the debentures will be issued will not place any limitation on the amount of secured or unsecured debt, including senior indebtedness, that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the debentures, including making it more difficult for us to satisfy our obligations with respect to the debentures, a loss in the trading value, if any, of your debentures, and a risk that the credit rating of the debentures is lowered or withdrawn.

Kemper relies on receiving dividends from its subsidiaries to service its debt.

As a holding company, Kemper depends on the dividend income that it receives from its subsidiaries as the primary source of funds to pay interest and principal on its outstanding debt obligations. Kemper’s insurance subsidiaries are subject to significant regulatory restrictions under state insurance laws and regulations that limit their ability to declare and pay dividends. These laws and regulations impose minimum solvency and liquidity requirements on dividends between affiliated companies and require prior notice to, and may require approval from, state insurance regulators before dividends can be paid. In addition, third-party rating agencies monitor statutory capital and surplus levels for capital adequacy. Even though a dividend may be payable without regulatory approval, an insurance subsidiary may forgo paying a dividend to Kemper and retain the capital in its insurance subsidiaries to maintain or improve the ratings of Kemper’s insurance subsidiaries, or to offset increases in required capital from increases in premium volume or investment risk. The inability of one or more of Kemper’s insurance subsidiaries to pay sufficient dividends to Kemper may materially affect Kemper’s ability to pay its debt obligations on time.

The debentures will be effectively subordinated to the obligations of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. None of our subsidiaries will guarantee the debentures, and our subsidiaries will have no obligation to pay any amounts due under our indebtedness, including the debentures, or to make any funds available to us so that we can do so. As a result, the debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, including capital lease obligations and any Federal Home Loan Bank advances that may be obtained by our subsidiaries that are members of a Federal Home Loan Bank. Except for capital lease obligations of $84.8 million, as of December 31, 2021, our subsidiaries had no third party indebtedness outstanding which would be effectively senior to the debentures.

Our obligations under the debentures will be subordinated.

Our payment obligation under the debentures will be unsecured and rank junior in right of payment and upon our liquidation to all of our senior indebtedness on the terms set forth in the indenture pursuant to which the debentures will be issued. We, therefore, cannot make any payments on the debentures if (i) we have defaulted on the payment of any of our senior indebtedness and the default is continuing, (ii) the maturity of any senior indebtedness has been or would be permitted upon notice or the passage of time to be accelerated as a result of a default and the default is continuing and such acceleration has not been rescinded or annulled or (iii) we have filed for bankruptcy or are liquidating, dissolving or winding-up or in receivership, and our senior indebtedness has not been repaid in full.

As of December 31, 2021, we had senior indebtedness with an outstanding principal balance of approximately $1.1 billion. On February 23, 2022, we closed an SEC-registered offering of $400 million aggregate principal amount of 3.800% Senior Notes due 2032 (the “Senior Notes Offering”). The indenture pursuant to which the debentures will be issued does not place any limit on the amount of liabilities that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities, and we may guarantee indebtedness that will be senior to the debentures.

We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.

So long as no event of default with respect to the debentures has occurred and is continuing, we may defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods of up to five consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the debentures. See “Description of Debentures—Option to Defer Interest Payments.”

If we exercise our right to defer interest payments, the debentures may trade at a price that does not fully reflect the value of accrued and unpaid interest on the debentures or that is otherwise less than the price at which the debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures is likely to be affected and may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon (including compounded interest, if any). As a result, we may not be able to pay current interest on the debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon (including compounded interest, if any).

If we defer interest payments on the debentures, there will be United States federal income tax consequences to holders of the debentures.

If we defer interest payments on the debentures for one or more Optional Deferral Periods, holders of the debentures likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of their method of accounting for United States federal income tax purposes and even though they may not receive the cash attributable to that income during the deferral period.

If holders of the debentures sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income in respect of the debentures during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder will generally recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “United States Federal Income Tax Considerations—U.S. Holders—Sales or Redemptions of Debentures.”

Rating agencies may change their practices for rating the debentures, which change may affect the market price of the debentures. In addition, we may redeem the debentures if a rating agency amends, clarifies or changes the criteria used to assign equity credit for securities similar to the debentures.

Various nationally recognized statistical rating organizations publish credit ratings for Kemper and its debt instruments and are expected to initially publish a rating of the debentures. These rating agencies or others that may publish a rating of the debentures may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures. In addition, we may redeem the debentures before March 15, 2027 at our option, in whole but not in part, within 90 days of a rating agency amending, clarifying or changing the criteria used to assign equity credit for securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures. See “Description of Debentures—Optional Redemption of the Debentures.”

There may not be a public market for the debentures.

We will apply to list the debentures on the NYSE under the symbol “KMPB.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued. The listing of the debentures will not necessarily ensure that an active trading market will be available for the debentures or that you will be able to sell your debentures at the price you originally paid for them or at the time you wish to sell them. Future trading prices of the debentures will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the debentures may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

The debentures will not have the benefit of certain contractual protections found in other debt securities.

The debentures and the indenture will not protect you in the event of a highly leveraged transaction or a credit downgrade. The indenture will not contain any financial covenants and will not restrict us from paying dividends to the holders of our common stock, unless we have deferred payment of interest on the debentures. In addition, we will not be restricted under the indenture from granting security interests over our assets.

We may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that we believe will maximize equity returns of our shareholders but may involve risks to holders of the debentures.

From time to time, we consider opportunities for acquisitions of businesses or other assets and other strategic transactions. These transactions may involve risks, such as risks of integration of acquired businesses and loss of cash flows and market positions of disposed businesses. In addition, if our business performs according to our financial plan, the indenture governing the debentures will allow us substantial flexibility to pay dividends on, or make significant repurchases of, our common stock, unless we have deferred payment of interest on the debentures. These transactions will be subject to the discretion of our board of directors. There can be no assurance that we will effect any of these transactions, but, if we do, risks to the holders of the debentures may be increased, possibly materially.

The debentures may be redeemed prior to maturity, and you may not be able to reinvest the proceeds at the same or a higher rate.

We may redeem the debentures in whole or in part on the First Reset Date or any time thereafter. In addition, we may redeem the debentures in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Tax Event or Regulatory Capital Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”). In each of these two cases, the redemption price will be the principal amount of the debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

We may also redeem the debentures in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a Rating Agency Event (as defined in “Description of Debentures—Optional Redemption of the Debentures”). In this event, the redemption price will be equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption. See “Description of Debentures—Optional Redemption of the Debentures.” If we exercise any of these rights, you may not be able to reinvest the money you receive upon a redemption at a rate that is equal to or higher than the rate of return on the debentures.

Any decision we may make at any time to redeem the debentures before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the debentures on the first or any other date on which they are redeemable.

Changes in our credit ratings or the debt markets could adversely affect the market price of the debentures.

The market price for the debentures depends on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the debentures;

•	the prevailing interest rates being paid by other companies similar to us;

•	our operating results, financial condition, financial performance and future prospects;

•

an election to defer interest payments on the debentures (see “—We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.” above); and

•	economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we or our subsidiaries are doing business and the financial markets generally.

The price of the debentures may be adversely affected by unfavorable changes in these or other factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the debentures.

Credit rating agencies continually review their ratings for the companies that they follow, including us, and their ratings of us are based on numerous factors, including, among other things, financial strength and including factors not entirely within our control, such as conditions affecting, or the rating agencies’ views of, the financial services industry or the insurance industry generally. For example, the credit rating agencies also evaluate the insurance industry as a whole and may change our credit ratings based on their overall views of our industry.

Any negative change in our ratings or any perceived decrease in our creditworthiness could have an adverse effect on the price of the debentures.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit or enhance our liquidity or ability to service our indebtedness.

We intend to use the net proceeds of this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses. Accordingly, we will retain broad discretion over the use of the net proceeds of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits or enhance our liquidity or ability to service our indebtedness.

The interest rate will reset on the First Reset Date and each subsequent Reset Date, and the interest rate after a Reset Date may be lower than the interest rate for prior periods.

The interest rate on the debentures for each Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.140%. Therefore, the interest rate after the First Reset Date could be less than the fixed rate for the initial five-year period and any interest rate after a subsequent Reset Date may be less than a prior rate. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury rates. If the Five-Year Treasury Rate is no longer being quoted or available at any Reset Interest Determination Date, then the debentures will bear the same fixed rate as for the prior Reset Period for the remaining term of the debentures, and that may not be a rate that is as attractive as that of the original rate or other similar debt instruments.

Historical U.S. Treasury rates are not an indication of future U.S. Treasury rates.

In the past, U.S. Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time after the First Reset Date and you should not take the historical U.S. Treasury rates as an indication of future Five-Year Treasury Rates.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the debentures in this offering will be approximately $144,916,500 million (or approximately $166,707,750 million if the underwriters exercise their over-allotment option in full, assuming no option sales are made to institutions) after deducting the underwriting discount and our estimated expenses related to this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses.

CAPITALIZATION

The table below shows our consolidated cash and capitalization on an actual basis as of December 31, 2021. The table also shows our consolidated capitalization on an “as adjusted” basis after giving effect to the (i) issuance and sale of the debentures in this offering, (ii) the Senior Notes Offering and (iii) the application of the net proceeds from this offering and the Senior Notes Offering.

You should refer to the consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of December 31, 2021
(Dollars in Millions, Except Per Share Amounts)	Actual	As Adjusted
Cash	$148.2	$399.4

Debt:
Term Loan due July 5, 2023	$—	$—
5.000% Senior Notes due September 19, 2022(1)	276.7	—
4.350% Senior Notes due February 15, 2025(1)	449.0	449.0
2.400% Senior Notes due September 30, 2030(1)	396.2	396.2
3.800% Senior Notes due February 23, 2032(1)	—	395.1
5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062 offered hereby	—	144.9
Borrowings Credit Facility	—	—

Total Debt	1,121.9	1,385.2

Shareholders’ Equity:
Common Stock, $0.10 Par Value, 100 Million Shares Authorized; 63,684,628 Shares Issued and Outstanding at December 31, 2021	6.4	6.4
Paid-in Capital	1,790.7	1,790.7
Retained Earnings	1,762.5	1,754.3
Accumulated Other Comprehensive Income	448.1	448.1

Total Shareholders’ Equity	4,007.7	3,999.5

Total Debt and Shareholders’ Equity	$5,129.6	$5,384.7

(1)	Aggregate principal amount, net of unamortized issuance expenses.

DESCRIPTION OF DEBENTURES

Set forth below is a description of the terms of the debentures. This description supplements, and should be read together with, the disclosure in the accompanying prospectus under the caption “Description of Debt Securities.” Any information regarding the debentures contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will supersede any inconsistent information in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture, as supplemented by the first supplemental indenture, to provide for the issuance of the debentures which we refer to collectively as the “Indenture,” between Kemper Corporation, as issuer, and U.S. Bank Trust Company, National Association as trustee, which we refer to as the “Trustee,” pursuant to which the debentures will be issued. As used in this “Description of Debentures” section, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to Kemper Corporation.

General

The debentures will be issued as junior subordinated debt securities under the Indenture and will initially be limited in aggregate principal amount to $150,000,000 (or $172,500,000 if the underwriters exercise their over-allotment option in full). The debentures will be issued only in denominations of $25 and integral multiples of $25 in excess thereof. Payments of principal of, and interest on, the debentures will be made in U.S. dollars. The provisions of the Indenture pertaining to unclaimed moneys will apply to the debentures.

We may, without notice to or consent of the holders of the debentures, re-open and issue additional 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062 having the same ranking, interest rate, maturity date and other terms as the debentures of such series being offered by this prospectus supplement, provided that if the additional debentures are not fungible for United States federal income tax purposes with the debentures being offered by this prospectus supplement, the additional debentures will have a separate CUSIP number. Any additional debentures, together with the debentures offered by this prospectus supplement, will constitute a single series of debt securities under the Indenture. The debentures and the Indenture under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us.

Subordination

The debentures will be unsecured, and will rank in right of payment and upon our liquidation junior to all of our current and future Senior Indebtedness and equal with any other future Indebtedness Ranking on a Parity with the Debentures, and, in each case in the manner set forth below. The debentures will also be effectively subordinated to all debt and other liabilities of our subsidiaries.

Upon any payment or distribution of assets to creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of the debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect of the debentures.

In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, no payments on account of principal or premium, if any, or interest, if any, in respect of the debentures may be made, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other satisfactory consideration.

As of December 31, 2021, we had Senior Indebtedness with an outstanding principal balance of approximately $1.1 billion. On February 23, 2022, we closed an SEC-registered offering of $400 million aggregate principal amount of 3.800% Senior Notes due 2032. Senior Indebtedness does not include obligations to trade creditors created or assumed by us in the ordinary course of business, which will rank pari passu with the debentures in right of payment upon liquidation. In addition, the debentures will be effectively subordinated to the indebtedness of our subsidiaries. Except for capital lease obligations of $84.8 million, as of December 31, 2021, our subsidiaries had no third party indebtedness outstanding. See “Risk Factors—Risks Related to the Debentures—The debentures will be effectively subordinated to the obligations of our subsidiaries.”

“Senior Indebtedness” shall mean all Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness. Notwithstanding anything to the contrary, Senior Indebtedness shall not include obligations to trade creditors created or assumed by us in the ordinary course of business.

“Indebtedness Ranking on a Parity with the Debentures” shall mean Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the debentures in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Debentures.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the debentures (and any other Indebtedness Ranking on a Parity with the Debentures) in right of payment upon our dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness for Money Borrowed” shall mean (i) any obligation of, or any obligation guaranteed by, us for which we are responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (A) indebtedness for money borrowed, (B) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (C) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (D) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (E) all obligations under “keep-well” agreements required by insurance regulators or (F) any obligation referred to in (A) through (E) above of other persons secured by any lien on any property or asset of the Company and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the debentures or thereafter created, assumed or incurred.

Maturity

The debentures will mature on March 15, 2062.

Interest

Subject to applicable law and subject to any Optional Deferral Period, as described below, the debentures will bear interest (i) from and including the date of original issue to, but excluding, March 15, 2027 (the “First Reset Date”) at the fixed rate of 5.875% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.140% to be reset on each Reset Date. Interest on the debentures will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022, each of which dates we refer to as an interest payment date, to the record holders of the debentures at the close of business on the immediately preceding March 1, June 1, September 1 or December 1, as applicable, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). As used in this prospectus supplement, “business day” means any day other than a day on which banking institutions in the State of New York or any place of payment are authorized or required by law, executive order or regulation to close.

Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments, other unpaid amounts and compounded interest, as applicable.

Unless we have validly redeemed all outstanding debentures on or before the First Reset Date, U.S. Bank Trust Company, National Association will serve as the initial calculation agent with respect to the debentures prior to the Reset Interest Determination Date preceding the First Reset Date. The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the relevant Reset Period. We shall then promptly notify the trustee and paying agent in writing of such interest rate. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at our principal offices and will be made available to any holder of the debentures upon request and will be final and binding in the absence of manifest error.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the calculation agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

Option to Defer Interest Payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more optional deferral periods of up to five consecutive years (each such period, an “Optional Deferral Period”). A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of five years following the commencement of an Optional Deferral Period, we must pay all accrued and unpaid deferred interest, including compounded interest. If, at the end of any Optional Deferral Period, we have paid all deferred interest due on the debentures, including compounded interest, we can again defer interest payments on the debentures as described above.

We will provide to the Trustee and the holders of debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Payment Restrictions During an Optional Deferral Period

After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will not, and will not permit any of our subsidiaries to:

1)	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock),

2)	make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

3)	make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the debentures;

other than:

(a)

dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(b)

any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c)

as a result of a reclassification of any series or class of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

(d)

the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

(e)

purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or our satisfaction of our obligations under any dividend reinvestment plan or our director, officer, agent, consultant or employee stock purchase plans,

(f)

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our Indebtedness for Money Borrowed for any class or series of our capital stock,

(g)

purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(h)

(i) payment of current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on our Indebtedness Ranking on a Parity with the Debentures and the debentures and (ii) payment of principal or current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause us to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

For the avoidance of doubt, no terms of the debentures will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.

Optional Redemption of the Debentures

We may redeem the debentures in increments of $25 principal amount:

•

in whole or in part on the First Reset Date or any time thereafter, at a redemption price equal to the principal amount of the debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Tax Event” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption;

•

in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Regulatory Capital Event,” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Rating Agency Event”, at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

“Tax Event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes; provided that a change of tax law shall not give rise to a “Tax Event” unless, in the opinion of independent tax counsel, the change of law limits, defers, or prohibits the deduction of interest on the debentures in a manner or to an extent different from and more adverse than interest on senior debt obligations of the Company by reason of the specific characteristics of the debentures.

“Regulatory Capital Event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 (the “Exchange Act”) that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures.

Notice of any optional redemption of any debentures will be given to registered holders of the debentures to be redeemed or, if the debentures are represented by one or more global security certificates, sent in accordance with the procedures of the depositary not more than 90 nor less than 30 days prior to the date fixed for redemption. If less than all of the debentures are to be redeemed, and such debentures are at the time represented by one or more global security certificates, then the debentures to be redeemed will be selected in accordance with the procedures of the depositary. If less than all of the debentures are to be redeemed, and such debentures are not represented by one or more global security certificates, then the Trustee will select the particular debentures to be redeemed by lot or in such manner it deems appropriate. The Trustee may select debentures and portions of debentures in amounts of $25 and multiples of $25 in excess of $25.

On and after the date of redemption, interest will cease to accrue on the debentures or any portion of the debentures called for redemption, unless we default in the payment of the redemption amount.

Restrictions on Mergers, Consolidations and Sales of Substantially all Assets

The Indenture provides that we may not merge with or into or consolidate with any other Person, or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other Person other than a Wholly Owned Subsidiary of ours, unless:

•

we are the surviving corporation or the Person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (the “successor Person”), if other than us, assumes our obligations in the debentures and under the Indenture; and

•	after giving effect to such transaction, no default under the Indenture has occurred or is continuing.

The successor Person will be the successor to us, and will be substituted for and may exercise every right and power and become the obligor on the debentures, but, in the case of a lease of all or substantially all of our properties and assets, we will not be released from our obligations under the Indenture and the debentures.

Notwithstanding the foregoing, we need not comply with the provision described in the second bullet point of the immediately preceding paragraph in connection with (i) any merger of us with or into, or any consolidation of us with, any Wholly Owned Subsidiary of ours or (ii) any merger of us with or into, or any consolidation of us with, an affiliate of ours solely for the purpose of our reincorporating or reorganizing in another jurisdiction.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Wholly Owned Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which 100% of the total voting power of shares (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Wholly Owned Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Wholly Owned Subsidiaries of that Person (or any combination thereof).

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Events of Default

An “event of default” with respect to the debentures shall occur only upon certain events of bankruptcy, insolvency or receivership.

The Indenture refers to breaches that are not “events of default” as “defaults.” They include:

•	a default in payment of principal or any premium when due;

•

a default for 30 days in payment of any interest when due; provided that the date on which such interest payment is due and payable shall be the date on which we must make payment following any Optional Deferral Period; or

•	the failure to comply with our covenants or agreements under the Indenture or the debentures.

A “default” also includes, for example, a failure to pay interest within 30 days of the relevant interest payment date if we do not give a timely written notice of our election to commence or continue a deferral period. If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest within 30 days of the relevant interest payment date, any holder of debentures may seek to enforce our obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no “default” will arise from our non-payment of interest on such interest payment date on the debentures.

The Indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after they become actually known to a responsible officer of the trustee. However, except in the case of a default in payment on the debentures, the trustee will be protected in withholding the notice if a responsible officer determines that withholding of the notice is in the interest of holders.

If an event of default under the Indenture occurs, the entire principal amount of the debentures will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the debentures. There is no right of acceleration in the case of any payment default or other breaches of covenants under the Indenture or the debentures. In the case of a default in the payment of principal of or interest, including any compounded interest, on the debentures, the holders may, or if directed by the holders of a majority in principal amount of the debentures, the trustee shall, subject to the conditions set forth in the Indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we fail to make payment thereof upon demand.

The holders of a majority in aggregate principal amount of the outstanding debentures may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holders of all outstanding debentures.

The holders of a majority in principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the Indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether we have complied with all conditions and covenants under the terms of the Indenture and the debentures and specifying any default.

If an event of default under the Indenture occurs, the trustee will be obligated to use its rights and powers under the Indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. In contrast, the trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any holders of the debentures pursuant to the Indenture in connection with any default that is not also an event of default, unless such remedies are available under the Indenture and the trustee is directed to exercise such remedies by the holders of a majority in principal amount of the debentures pursuant to and subject to the conditions of the Indenture. In connection with any such exercise of remedies in connection with a default the trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an event of default.

Modification of Indenture and Debentures

With certain exceptions, the Indenture and the debentures may be modified or amended with the consent of the holders of not less than a majority in principal amount of the debentures affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each debenture affected, which would:

•	change the stated maturity of the principal of the debentures;

•	reduce the principal amount on the debentures or the rate of interest thereon or any premium payable upon the redemption of the debentures;

•	change any place of payment where, or the coin or currency in which, any debenture or the interest or any premium thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date);

•

reduce the percentage in principal amount of the debentures, the consent of holders of which is required to modify or amend the Indenture or the debentures, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the Indenture or certain defaults therein and their consequences provided in the Indenture;

•

modify any of the provisions described under “—Modification of Indenture and Debentures” or provisions under the Indenture relating to waivers of defaults and waivers of compliance with certain provisions of the Indenture, except to increase the percentage in principal amount of holders required under any such provision or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby; or

•	modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Furthermore, no modification may be made to any of the provisions described under “—Subordination,” or the rights of Senior Indebtedness, in any manner that would alter or impair the subordination of the debentures with respect to Senior Indebtedness then outstanding, without the consent of each holder of such Senior Indebtedness.

Without the consent of any holders of the debentures, we and the Trustee may modify or amend the Indenture or the debentures for, among other things, any of the following purposes:

•	to add to our covenants for the benefit of the holders of the debentures or to surrender any right or power conferred upon us in the Indenture;

•	to add events of default;

•

to add to, change or eliminate any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal on the debentures; provided that any such action shall not adversely affect the interests of the holders of debentures in any material respect;

•	to evidence the succession of another person to us in compliance with the Indenture and the assumption by any such successor of the covenants in the Indenture and in the debentures;

•

to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the debentures in compliance with the Indenture and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to secure the debentures;

•

to cure any ambiguity or to correct or supplement any provision of the Indenture or the debentures which may be defective or inconsistent with any other provision of the Indenture or the debentures or to conform the terms of the Indenture that are applicable to the debentures to the description of the terms of the debentures in this prospectus supplement;

•	to add to or change or eliminate any provision of the Indenture or the debentures as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

•	to add guarantors or co-obligors with respect to the debentures;

•	to make any change that does not adversely affect in any material respect the rights of the holders of the debentures;

•

to provide for the issuance of the debentures in uncertificated form or to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of the debentures in uncertificated form;

•	to comply with the requirements of any applicable securities depositary;

•

to supplement any of the provisions of the Indenture or the debentures to such extent as necessary to permit or facilitate the defeasance and discharge of the debentures, provided that any such action shall not adversely affect in any material respect the interests of the holders of the debentures; or

•	to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or the debentures or to add to the rights of holders of the debentures.

Defeasance and Covenant Defeasance

We may elect either to:

•	be discharged from our obligations with respect to the debentures (except as otherwise provided in the Indenture) (“discharge”) or

•	be released from our obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”),

upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money (or a combination of money and United States government obligations) in an amount sufficient, based on a certificate, report or opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants, without reinvestment, to pay the principal of, premium, if any, and interest on the debentures to maturity or redemption, as the case may be. As a condition to discharge or covenant defeasance, among others, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of such series of debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such discharge or covenant defeasance had not occurred. In the case of a discharge, such opinion of counsel must refer to or be based on a ruling of the IRS or applicable court to that effect or a change in applicable United States federal income tax law occurring after the original issue date of the debentures. We may exercise our discharge option with respect to the debentures notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our covenant defeasance option, payment of the debentures may not thereafter be accelerated by reference to any covenant from which we are released as described in the second bullet point in the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

Upon our written order to the Trustee, the Indenture will cease to be of further effect with respect to the debentures (except as to any surviving rights of registration of transfer or exchange of the debentures expressly provided for in the Indenture and rights to receive payments of principal of and premium, if any, and interest on the debentures), and the Trustee will execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the debentures, when:

•	either

•

all of the debentures theretofore authenticated and delivered (other than (A) debentures that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and (B) debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

•	all of the debentures not theretofore delivered to the Trustee for cancellation,

(A)	have become due and payable, or

(B)	will become due and payable at their stated maturity within one year, or

(C)	are to be called for redemption within one year under arrangements satisfactory to the Trustee,

and we, in the case of (A), (B) or (C) above, have deposited or caused to be deposited with the Trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the debentures for principal and premium, if any, and interest to the date of such deposit (if the debentures have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debentures; and

•

we have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the debentures have been complied with.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “KMPB.” If the application is approved, we expect trading of the debentures on the NYSE to begin within 30 days after they are first issued.

Agreement to Treat Debentures as Indebtedness for Tax Purposes

We agree and each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed, in each case, that such party intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

Investors may elect to hold interests in the debentures in global form through either DTC in the United States or Clearstream Banking S.A. (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among DTC Participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and DTC Participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

We will issue certificated debentures to each person that the depositary identifies as the beneficial owner of the debentures represented by a global security certificate upon surrender by the depositary of the global security certificate if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security certificate or ceases to be a clearing agency registered under the Exchange Act;

•	an event of default under the debentures has occurred and is continuing; or

•	we determine not to have the debentures represented by a global security certificate.

Neither we nor the Trustee will be liable for any delay by the depositary or its nominee or any direct or indirect participant in identifying the beneficial owners of the debentures. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated debentures to be issued.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debentures represented by these global security certificates for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debentures represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the Indenture.

All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

About the Trustee

U.S. Bank Trust Company, National Association is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Indenture at the request of any holder of the debentures unless the holder offers the Trustee indemnity reasonably satisfactory to it against the costs, claims, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank Trust Company, National Association or its affiliates. The Trustee serves as trustee with respect to outstanding debt securities of the Company other than the debentures. An affiliate of U.S. Bank Trust Company, National Association is a lender under our revolving credit agreement.

The Trustee may resign or be removed with respect to one or more series of debt securities under the Indenture, and a successor trustee may be appointed to act with respect to such series.

Applicable Law

The debentures and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and Paying Agent

We will pay principal of, and premium, if any, and interest on, the debentures at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or, in accordance with customary arrangements, by wire transfer to an account designated by the registered holder.

Subject to applicable abandoned property law, any money deposited with the Trustee or any paying agent for the payment of the principal of and premium, if any, or interest on a debenture which remains unclaimed at the end of two years after such principal and premium, if any, or interest has become due and payable will be repaid to us, and the holder of the debenture may then look only to us for payment.

The Trustee will act as paying agent for the debentures.

Calculation Agent

The “calculation agent” means, at any time, the person or entity appointed by Kemper Corporation and serving as such agent with respect to the debentures at such time. Unless Kemper Corporation has validly redeemed all outstanding debentures on or before the First Reset Date, it will appoint a calculation agent with respect to the debentures prior to the First Reset Date. Kemper Corporation may terminate any such appointment as long as it appoints a successor agent at the time of termination. U.S. Bank Trust Company, National Association will initially act as calculation agent and may subsequently appoint one of its affiliates as calculation agent.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the debentures. This discussion applies to U.S. holders (as defined below) and non-U.S. holders (as defined below) that acquire the debentures pursuant to this offering at the initial offering price. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to investors that hold the debentures as capital assets for U.S. federal income tax purposes (generally, property held for investment) and who purchase the debentures for cash at their original issue price. Furthermore, this discussion does not address all of the tax considerations that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws (such as expatriates, tax-exempt organizations, dealers in securities, traders in securities that have elected the mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, persons owning (directly or indirectly) 10% or more of our ordinary shares, banks or other financial institutions, or persons that are, or hold their debentures through, partnerships or other pass-through entities) or to persons that hold the debentures as part of a straddle, hedge, conversion, synthetic security, constructive sale, or other integrated investment transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address the considerations of the alternative minimum tax, the Medicare tax, or any state, local or foreign tax considerations or any tax considerations other than U.S. federal income tax considerations. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This summary of certain U.S. federal income tax considerations is for general information purposes only and is not intended to be tax advice. Prospective investors should consult their tax advisors as to the particular U.S. federal tax considerations applicable to them of the ownership and disposition of the debentures, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws and applicable tax treaties.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a debenture (as determined for U.S. federal income tax purposes) that is, or is treated as, (i) a citizen or individual resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner of a debenture (as determined for U.S. federal income tax purposes), other than a partnership or other entity that is a pass-through entity for U.S. federal income tax purposes, that is not a “U.S. holder.”

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a holder of a debenture, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships considering an investment in the debentures should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Classification and Treatment of the Debentures

The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities substantially similar to the debentures. In connection with the issuance of the debentures, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, is of the opinion that under current law and assuming full compliance with the terms of the Indenture and other relevant documents, and based on certain other assumptions, representations, qualifications, and limitations, the debentures will be classified for United States federal income tax purposes as indebtedness of the Company upon their issuance. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for United States federal income tax purposes.

Each U.S. holder and non-U.S. holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. In addition, we agree to treat the debentures as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for United States federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). The Company believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Treasury Regulations. Based on the foregoing, the Company believes that, although the matter is not free from doubt, the debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. holder of debentures should include in gross income such U.S. holder’s allocable share of stated interest on the debentures in accordance with such U.S. holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest was determined not to be remote, or if the Company exercised such option, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the debentures would thereafter be treated as OID, which would accrue and be included in a U.S. holder’s taxable income on an economic accrual basis without regard to the timing of the receipt of cash and regardless of such U.S. holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. holder of debentures would be required to include in gross income OID even if the Company does not make any actual cash payments during an Optional Deferral Period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Sales or Redemptions of Debentures

Upon a sale, exchange, redemption, retirement or other taxable disposition (collectively, a “disposition”) of debentures, a U.S. holder will generally recognize gain or loss equal to the difference between its adjusted tax basis in the debentures and the amount realized on the disposition of such debentures. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as described above under “Interest Income and Original Issue Discount.” Assuming that the Company does not exercise its option to defer payments of interest on the debentures and that the debentures are not deemed to be issued with OID, a U.S. holder’s adjusted tax basis in the debentures will generally be its initial purchase price. If the debentures are deemed to be issued or reissued with OID, a U.S. holder’s adjusted tax basis in the debentures will generally be its initial purchase price, increased by OID previously includible in such U.S. holder’s gross income up to the date of disposition and decreased by distributions or other payments received on the debentures since and including the date that the debentures were deemed to be issued with OID. Any gain or loss on a disposition of the debentures will generally be capital gain or loss, except to the extent of any accrued interest relating to such U.S. holder’s debentures required to be included in income, and will generally be a long-term capital gain or loss if such U.S. holder has held the debentures for more than one year prior to disposition.

Should the Company exercise its option to defer payments of interest on the debentures, the debentures may trade at a price that does not fully reflect the accrued but unpaid interest relating to the debentures. In the event of such a deferral, a U.S. holder who disposes of its debentures between the record date of the last accrual and the record date for the next accrual will be required to include in income as ordinary income accrued but unpaid interest on the debentures up to the date of disposition and to add such amount to its adjusted tax basis of the debentures. To the extent the selling price is less than the U.S. holder’s adjusted tax basis, such U.S. holder will recognize a capital loss. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

Interest Income

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the debentures if: (1) such interest is not effectively connected with a U.S. trade or business (and, in the case of certain applicable tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder satisfies the following requirements:

1)	the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

2)	the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

3)	the non-U.S. holder is not a bank whose receipt of interest on the debentures is described in section 881(c)(3)(A) of the Code; and

4)

(A) the non-U.S. holder certifies, under penalties of perjury, to its non-U.S. status and that no withholding is required pursuant to “FATCA” (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable form), or (B) a securities clearing organization or other eligible financial institution holding the debenture on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that it has received the required certification from the non-U.S. holder and furnishes the withholding agent with a copy thereof. In addition, the withholding agent must not have actual knowledge or reason to know that the beneficial owner of the debenture is a U.S. person.

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the debentures if the non-U.S. holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if an applicable treaty so requires, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States (generally, by providing an IRS Form W-8ECI). Any such interest will generally be subject to U.S. federal income tax on a net income basis and, if the non-U.S. holder is a foreign corporation, may also be subject to a U.S. branch profits tax at a rate of 30% (or a lower applicable tax treaty rate).

Interest paid to a non-U.S. holder that does not satisfy the requirements described above will generally be subject to U.S. withholding tax, currently imposed at a rate of 30% or a lower applicable tax treaty rate, provided that the non-U.S. holder satisfies certification requirements (generally, by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), as applicable).

References to interest in this subsection shall include OID, if any, triggered if the option to defer any payments of interest was determined not to be remote or if the Company exercised such option.

Disposition of Debentures

A non-U.S. holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, retirement, redemption or other disposition of a debenture, unless:

1)

the non-U.S. holder holds the debenture in connection with the conduct of a U.S. trade or business (and, if an applicable tax treaty so requires, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States); or

2)

in the case of a non-U.S. holder that is a nonresident alien individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception described in clause (1) above applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or a lower applicable tax treaty rate). If the second exception described in clause (2) above applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or a lower applicable tax treaty rate) on any capital gain recognized on the disposition of the debentures, which may be offset by certain U.S.-source capital losses. Proceeds from the disposition of a debenture that are attributable to accrued but unpaid interest (including OID, if any) generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a debenture.

Foreign Account Tax Compliance Act

Under certain the Foreign Account Tax Compliance Act (commonly known as “FATCA”), withholding at a rate of 30% will generally apply with respect to interest payments on the debentures held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the debentures are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest payments on debentures held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be provided to the IRS. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the debentures.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the debentures by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises authority or control over the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation, direct or indirect, with respect to the assets of a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that we, any underwriter or any of our or their affiliates or agents will act as a fiduciary in connection with any Covered Plan’s investment in the debentures pursuant to this offering.

In considering an investment in the debentures of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the applicable prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. As a result of the nature of our business, we and our current and future affiliates may be parties in interest or disqualified persons with respect to many Covered Plans. A party in interest or disqualified person who engages in a non-exempt prohibited transaction with a Covered Plan may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, the acquisition and/or holding of debentures by a Covered Plan with respect to which the Company or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition or holding of the debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code, respectively, for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the Covered Plan or a relationship with such a service provider, provided that, among other things, neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan pays no more and receives no less than adequate consideration in connection with the transaction. Each of the above noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering an investment in debentures in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to all potential prohibited transactions that may arise by a Covered Plan’s investment in the debentures, or that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the debentures should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Investor Representations

By acceptance of the debentures, each purchaser and subsequent transferee of the debentures will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the debentures constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the debentures by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and that neither we nor the underwriters or any of our or their affiliates or agents have or will act in a fiduciary capacity with respect to such purchaser or transferee with respect to its investment in the debentures.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and holding the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether one or more exemptions would be necessary, and if so applicable, to the acquisition and holding of the debentures.

Each purchaser and holder of the debentures has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the debentures does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

Neither this discussion nor anything provided in this offering memorandum nor the sale of debentures to a Plan is in any respect a representation or recommendation by the Company, the underwriters or any of their affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan. The decision to invest in the debentures must be made solely by each prospective Plan on an arm’s length transaction basis.

UNDERWRITING

Wells Fargo Securities, LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of debentures set forth opposite its name below:

Underwriter	Principal amount of debentures
Wells Fargo Securities, LLC	$42,000,000
BofA Securities, Inc.	$42,000,000
Morgan Stanley & Co. LLC	$42,000,000
Goldman Sachs & Co. LLC	$6,000,000
J.P. Morgan Securities LLC	$6,000,000
Raymond James & Associates, Inc.	$3,000,000
Regions Securities LLC	$3,000,000
Samuel A. Ramirez & Company, Inc.	$3,000,000
Siebert Williams Shank & Co., LLC	$3,000,000

Total	$150,000,000

The underwriters are offering the debentures subject to their acceptance of the debentures and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the debentures offered by this prospectus supplement if any such debentures are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of debentures solely to cover over-allotments at the initial public offering price set forth on the cover page of this prospectus supplement less the applicable underwriting discount and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the principal amount of debentures as the number listed next to the underwriter’s name in the preceding table bears to the total principal amount of the debentures listed next to the names of all underwriters in the preceding table.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriting agreement provides for the underwriters to purchase the debentures from us at a price of $24.2125 per $25 principal amount of debentures with respect to retail sales and $24.50 per $25 principal amount of debentures with respect to institutional sales, with both, plus accrued interest, if any, from March 10, 2022, if settlement occurs after that date. The underwriters initially propose to offer the debentures to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the debentures to certain dealers at prices that represent a concession not in excess of

$0.50 of the principal amount of the debentures with respect to retail sales and $0.30 of the principal amount of the debentures with respect to institutional sales. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of $0.45 of the principal amount of the debentures to certain other dealers with respect to retail sales and institutional sales. After the initial offering of the debentures, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell debentures through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the debentures, assuming either no exercise or full exercise by the underwriters of their option, described herein, to purchase additional debentures:

	No Exercise of Option(1)	Full Exercise of Option(2)
Per $25 principal amount of debentures	$0.7875	$0.7875
Total	$4,725,000	$5,146,250

(1)

An underwriting discount of $0.7875 per debenture will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $0.50 per debenture for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth above. As a result of sales to institutions, the total underwriting discount was $4,437,500.

(2)	Assuming no option sales are made to institutions.

Expenses associated with this offering which we will pay, other than underwriting discounts, are estimated to be approximately $0.646 million.

The debentures are a new issue of securities, and there is currently no established trading market for the debentures. We will apply for the listing of the debentures on the NYSE under the symbol “KMPB.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued. The underwriters have advised us that they intend to make a market in the debentures, but they are not obligated to do so. The underwriters may discontinue any market making in the debentures at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the debentures, that you will be able to sell your debentures at a particular time or that the prices you receive when you sell will be favorable.

Short Positions

In connection with the offering, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debentures than they are required to purchase in the offering. A short sale is covered if the short position is no greater than the debentures available for purchase by the underwriters under their option for additional debentures. The underwriters can close out a covered short sale by exercising the option or purchasing debentures in the open market. In determining the source of debentures to close out a covered short sale, the underwriters will consider, among other things, the open market price of debentures compared to the price available under the option. The underwriters may also sell debentures in excess of amount available under the option, creating a naked short position. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

No Sales of Similar Securities

We have agreed with the underwriters that, during the period beginning from the date of this prospectus supplement and continuing to and including 30 days after the date of this prospectus supplement, we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any securities of the Company that are substantially similar to the debentures (except for the debentures issued hereby), without the prior written consent of the representatives.

Settlement

We expect that delivery of the debentures will be made to investors on or about March 10, 2022, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the debentures prior to the second business day preceding the settlement date will be required, by virtue of the fact that the debentures initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the debentures who wish to trade the debentures prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates serve as lenders, syndication agents, joint bookrunners and joint lead arrangers and/or the administrative agent under our revolving credit agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member and a subsidiary of Associated Banc-corp, is being paid a referral fee by Samuel A. Ramirez & Company, Inc.

Offering Restrictions

The debentures are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Prohibition of Sales to European Economic Area (“EEA”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any debentures to any retail investor in the EEA. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe the debentures.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom (“U.K.”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any debentures to any retail investor in the U.K. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe the debentures.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the debentures in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Canada

The debentures may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the debentures by Canadian purchasers must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a Canadian purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the Canadian purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any debentures or caused such debentures to be made the subject of an invitation for subscription or purchase and will not offer or sell such debentures or cause such debentures to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such debentures, whether directly or indirectly, to persons in Singapore other than:

(a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the debentures pursuant to an offer made under Section 275 of the SFA, except:

a. to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

b. where no consideration is or will be given for the transfer;

c. where the transfer is by operation of law;

d. as specified in Section 276(7) of the SFA; or

e. as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the debentures are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the debentures. The debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The debentures have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the debentures has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the debentures have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the debentures has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the debentures may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the debentures without disclosure to investors under Chapter 6D of the Corporations Act.

The debentures applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring debentures must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters relating to the issuance of the debentures will be passed upon for us by C. Thomas Evans, Jr., General Counsel of Kemper, and by Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Evans owns less than one percent of our common stock. Certain legal matters relating to the issuance of the debentures will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Kemper Corporation as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus supplement, and the effectiveness of Kemper Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the debentures. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the debentures, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in this prospectus supplement or the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement or the accompanying prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at kemper.com. The contents of our website, or anything accessible through our website, are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus supplement. The following documents (File No. 001-18298, except as indicated otherwise) are incorporated by reference into this prospectus supplement and the accompanying prospectus (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in the accompanying prospectus):

•	our Annual Report on Form 10-K for the year ended December 31, 2021; and

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2022, February 17, 2022 and February 23, 2022.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in the accompanying prospectus) shall be deemed to be incorporated by reference into this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Kemper Corporation 200 E. Randolph Street

Suite 3300

Chicago, Illinois 60601

Attention: Investor Relations

Tel: 312.661.4930

PROSPECTUS

KEMPER CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	depositary shares

•	debt securities;

•	warrants;

•	subscription rights;

•	purchase contracts; and

•	purchase units.

We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus at the time of offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement as well as the documents incorporated by reference in such documents carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KMPR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 12 of this prospectus.

Investing in our securities involves risks, including those described under “Risk Factors” beginning on page 1 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in our periodic reports, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time that we sell securities, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered and the manner in which they will be offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” on page 12 of this prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our,” the “Company,” or “Kemper” refer to Kemper Corporation. In “Cautionary Note Regarding Forward-Looking Statements,” such terms refer to Kemper Corporation and its subsidiaries.

You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate on any date other than the date on the front cover of such documents or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

KEMPER CORPORATION

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The Kemper family of companies is one of the nation’s leading specialized insurers and is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. At December 31, 2019, Kemper had nearly $13.0 billion in assets, served over 6.4 million policies, was represented by more than 30,000 agents and brokers, and had approximately 8,900 associates dedicated to meeting the ever-changing needs of its customers.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement and in (i) our most recent Annual Report on Form 10-K and (ii) any Quarterly Reports on Form 10-Q filed subsequently to such Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find More Information” on page 12 of this prospectus. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and other terms of similar meaning. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, we caution readers not to place undue reliance on such statements, which speak only as of, and which we base on current expectations and the current economic environment as of, the date on which such statements are made. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining our actual future results and financial condition.

The reader should consider the factors discussed under Item 1A., Risk Factors, in our most recent Annual Report on Form 10-K, as updated by Item 1A., Risk Factors, in Part II – Other Information of any subsequent Quarterly Reports on Form 10-Q. Such factors, among others, could cause our actual results and financial condition to differ materially from estimated results and financial condition.

We cannot provide any assurances that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable or that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. We assume no obligation to correct or update any forward-looking statements publicly for any changes in events or circumstances or in our expectations or results.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases, investments in our subsidiaries and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will describe the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, par value $.10 per share. No preferred stock is outstanding as of the date of this prospectus. As of December 31, 2019, there were 66,665,888 shares of our common stock outstanding, and 3,254,822 shares reserved for issuance pursuant to our 2011 Omnibus Equity Plan. The following is a summary description of the material terms and provisions relating to our capital stock, certificate of incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), but is qualified by reference to our Certificate of Incorporation and Bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our shareholders. The holders of our common stock have one vote for each share held on all matters voted upon by our shareholders, including the election of directors to our Board of Directors (“Board of Directors”). Other than the election of directors, if an action is to be taken by vote of our shareholders at a meeting of shareholders at which a quorum is present, it will be decided by a majority of the votes cast with respect to such matter, unless a different vote is required under our Certificate of Incorporation or the General Corporation Law of the State of Delaware (“DGCL”). In an election of directors at a meeting of shareholders at which a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, in the event the number of nominees for director is greater than the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

Dividends. Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors, from legally available funds.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “KMPR.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 20,000,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (i) the voting powers, full, special, or limited, or no voting powers, of each such series; (ii) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (iii) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (iv) any right of the Company to redeem the shares of such series of preferred stock, and the price, time, and conditions of such redemption, including the provisions for any sinking fund; and (v) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Certain Statutory, Certificate of Incorporation and Bylaw Provisions Affecting Shareholders

Various provisions of our Certificate of Incorporation and Bylaws, the DGCL and state insurance laws could have the effect of delaying, deferring or discouraging another party from acquiring control of Kemper. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage, or could have the effect of encouraging, persons seeking to acquire control of Kemper to first negotiate with our Board of Directors.

The portions of the summary set forth below describing certain provisions of our Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the provisions of our Certificate of Incorporation and Bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Certificate of Incorporation and Bylaw Provisions

Special Meetings of Shareholders. Our Certificate of Incorporation and Bylaws do not grant the shareholders the right to call a special meeting of shareholders. Under our Certificate of Incorporation and

Bylaws, special meetings of shareholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors then in office.

No Shareholder Action by Written Consent. Our Certificate of Incorporation also provides that shareholders may not take any action by written consent.

Advance Notice Requirements. Our Bylaws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Kemper prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to the Secretary at the principal executive offices of Kemper not less than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must contain specified information concerning the person to be nominated or the business to be brought before the meeting and concerning the shareholder submitting the proposal. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of such nominations or proposals at a meeting if the proper notice procedures are not followed.

Blank Check Preferred Stock. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Business Combinations. Article Seven of our Certificate of Incorporation places certain restrictions on the following transactions with a direct or indirect beneficial owner (including certain former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Kemper’s outstanding voting stock (an “Interested Shareholder”):

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any merger or consolidation of Kemper or any subsidiary with any Interested Shareholder or any other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; or

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of any assets of Kemper or any subsidiary having an aggregate fair market value of $10,000,000 or more; or

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the issuance or transfer by Kemper or any subsidiary (in one transaction or a series of transactions) of any securities of Kemper or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or

•	the adoption of any plan or proposal for the liquidation or dissolution of Kemper proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or

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any reclassification of securities (including any reverse stock split or recapitalization of Kemper) or any merger or consolidation of Kemper with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kemper or any subsidiary beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

We may only enter into one of the transactions described above if:

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the transaction has been approved by a majority of our “continuing directors,” being (A) members of our original Board of Directors, (B) persons unaffiliated with an Interested Shareholder who were members of the Board of Directors prior to such person or entity becoming an Interested Shareholder, or (C) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Board of Directors; or

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the transaction has been approved by the affirmative vote of 75% of the voting power of our outstanding voting stock, voting together as a single class, and (A) the consideration to be received by the holders of each class or series of our capital stock is (i) not less than the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months, and (ii) is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder, and (B) certain other conditions have been met.

Exclusive Forum Provision. Our Bylaws provide that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any of our directors, officers or other employees or agents, (iii) any action asserting a claim against us or any of our directors or officers or other employees or agents arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us or any of our directors or officers or other employees or agents governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Business Combination Statute

We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination,” in reference to Kemper, includes, among other things, a merger or consolidation of Kemper or one of its subsidiaries and an interested stockholder or the sale by Kemper or any of its subsidiaries to an interested stockholder of assets having an aggregate market value equal to 10% or more of either the aggregate market value of Kemper’s consolidated assets or the aggregate market value of Kemper’s outstanding stock. In general, in relation to Kemper, an “interested stockholder” is any person that is the owner of 15% or more of Kemper’s outstanding voting stock and the affiliates and associates of such person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and as a result could discourage attempts to acquire Kemper, which could depress the market price of our common stock.

Change in Control Requirements Under Insurance Laws

State insurance laws impose requirements that must be met prior to a change of control of an insurance company or insurance holding company based on the insurer’s state of domicile and, in some cases, additional states in which it is deemed commercially domiciled due to the substantial amount of business it conducts therein. These requirements may include the advance filing of specific information with the state insurance regulators, a public hearing on the matter, and the review and approval of the change of control by such regulators. Kemper has insurance subsidiaries domiciled or deemed commercially domiciled in Alabama, California, Florida, Georgia, Illinois, Indiana, Louisiana, Missouri, New York, Ohio, Oregon, Texas and Wisconsin. In these states, except Alabama, “control” generally is presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of an insurance company. Control is presumed to exist in Alabama with a 5% or more ownership interest in such securities. Any purchase of Kemper’s shares that would result in the purchaser owning Kemper’s voting securities in the foregoing percentages for the states indicated would be presumed to result in the acquisition of control of Kemper’s insurance subsidiaries in those states. Therefore, acquisitions subject to the 10% threshold generally would require the prior approval of insurance regulators in each state in which the Company’s insurance subsidiaries are domiciled or deemed commercially domiciled, including those in Alabama, while acquisitions subject to the 5% threshold generally would require the prior approval of only Alabama regulators. Similarly, several of the states in which the Company’s insurance subsidiaries are domiciled have enacted legislation that requires either the divesting and/or acquiring company to notify regulators of, and in some cases to receive regulatory approval for, a change in control.

Many state statutes also require pre-acquisition notification to state insurance regulators of a change of control of an insurance company licensed in the state if specific market concentration thresholds would be triggered by the acquisition. Such statutes authorize the issuance of a cease and desist order with respect to the insurance company if certain conditions, such as undue market concentration, would result from the acquisition.

These regulatory requirements may deter, delay or prevent transactions affecting control of Kemper or its insurance subsidiaries, or the ownership of Kemper’s voting securities, including transactions that could be advantageous to Kemper’s shareholders.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares, each representing a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock in accordance with the terms of the offering described in the applicable prospectus supplement.

The terms of any depositary shares being offered will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series which may be senior or subordinated and which may be convertible into another security. This section describes certain general terms of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general terms may apply to the debt securities, will be described in the applicable prospectus supplement. The debt securities will be issued under the indenture to be entered into between us and U.S. Bank National Association, as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and the applicable supplemental indenture, if any, and those made a part of the indenture and any applicable supplemental indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and the applicable supplemental indenture, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will describe the terms of such debt securities. These terms may include the following:

•	the title and aggregate principal amount of such debt securities and any limit on the aggregate principal amount;

•	whether such debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether such debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	if other than the principal amount, the principal amount of such debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where such debt securities may be presented and where notices or demands upon us may be made;

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whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to such debt securities;

•	any additions or changes in the defaults and events of default applicable to such debt securities;

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the guarantors, if any, of such debt securities and the terms of the guarantors’ guarantees, if any, of such debt securities (including provisions relating to seniority, subordination and release of the guarantees);

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of such debt securities or we can select the payment currency;

•	our obligation or right to redeem, purchase or repay such debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of such debt securities;

•	whether such debt securities will be secured or unsecured and, if such debt securities are to be secured, the terms on which such debt securities will be so secured;

•	provisions granting special rights to holders of such debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of such debt securities or to provisions related to satisfaction and discharge of the indenture;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee and/or its affiliates may provide banking, trust and other services to us in the ordinary course of their respective businesses. U.S. Bank National Association serves as trustee with respect to outstanding debt securities of one of our subsidiaries and is a lender under our revolving credit agreement.

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, common stock or preferred stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. This section describes certain general terms and provisions of the warrants. The applicable prospectus supplement will describe the terms of any warrant agreement and the warrants issuable thereunder and the extent, if any, to which these general terms and provisions may apply to such warrants.

Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with holders of the warrants. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and warrant and the applicable prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

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the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After a warrant expires, it will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The terms of any subscription rights being offered will be described in a prospectus supplement. Those terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as purchase units, each consisting of a purchase contract and our debt securities, shares of our preferred stock or debt obligations of third parties, including U.S. Treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase the securities under the purchase contract. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The terms of any purchase contracts or purchase units being offered will be described in a prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Kemper may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of securities, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Kemper’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Kemper’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed.

Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at kemper.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus. The following documents (File No. 001-18298, except as indicated otherwise) are incorporated by reference into this prospectus (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in any accompanying prospectus supplement):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders of the Company held on May 1, 2019, filed with the SEC on March  20, 2019, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Current Report on Form 8-K filed with the SEC on February 11, 2020; and

•	the description of our common stock set forth in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 14, 2020.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in any accompanying prospectus supplement) shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Kemper Corporation

200 E. Randolph Street

Suite 3300

Chicago, Illinois 60601

Attention: Investor Relations

Tel: 312.661.4930

$150,000,000

Kemper Corporation

5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

Prospectus Supplement

Joint Bookrunners

Wells Fargo Securities	BofA Securities	Morgan Stanley

Co-Managers

Goldman Sachs & Co. LLC		J.P. Morgan

Ramirez & Co., Inc.	Raymond James	Regions Securities LLC	Siebert Williams Shank

March 3, 2022